Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements on Forms S-1 of OICco Acquisition IV, Inc. of our report dated May 10, 2010, with respect to the balance sheet as of December 31, 2009 and the related statements of operations, stockholders’ (deficit) equity and cash flows for the period from inception on December 21, 2009 through December 31, 2009 of OICco Acquisition IV, Inc. included in this Report on Form S-1 for the period from the date of inception on December 21, 2009 to December 31, 2009.

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
January 7, 2011 ___________________________________
Date